Exhibit A Fee Schedule

Name Of Series

Paradigm Value Fund – a series of Paradigm Funds
Paradigm Opportunity Fund – a series of Paradigm Funds
Paradigm Select Fund – a series of Paradigm Funds

Paradigm Intrinsic Value Fund – a series of Paradigm Funds